Exhibit 99.1

NEWS RELEASE

Champions Oncology (formerly Champions Biotechnology) Completes $9.4 Million Financing

Baltimore, MD April 5, 2011 – Champions Oncology, Inc. (OTC: CSBR) (“the Company”, formerly known as Champions Biotechnology, Inc.) announced today it has completed the private placement of 12.5 million shares of its common stock at a price of $0.75 per share, resulting in gross proceeds to the company of $9.4 million.

Proceeds from the financing will be used to invest in:

•	Sales resources dedicated to growing its Personalized Oncology Solutions (POS) and Translational Oncology Solutions (TOS) Businesses.

•	Growing the TumorgraftTM bank to support the current TOS business and to further the Company’s information assets.

•	Lowering the cost and time required to generate results from the TumorgraftTM Technology Platform.

•	And general corporate purposes.

Up to $1.4 million of the proceeds will be used to repurchase shares from certain shareholders in one or more privately negotiated transactions at a discount to $0.75 per share. The Company has utilized $960,000 of this $1.4 million allocation of the proceeds to complete the repurchase of two million shares from a majority shareholder at a price of $0.48 per share.

Concurrent with the closing of the investment, the Company will issue 1,010,000 warrants to certain investors which will entitle the holders to purchase additional common shares at $0.90 per share for a period of five years, following the date of issuance. In addition, purchasers of the shares will have the right to require the Company to repurchase the purchased shares (the “Put Option”) for cash for $0.75 upon a change of control or sale of substantially all of the company’s assets. The Put Option will terminate upon the achievement of certain milestones.

The offer and sale of the shares have not been registered under the Securities Act of 1933, as amended, and the shares may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. The Company has agreed to file a registration statement covering the resale of the common stock issued in the private placement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as “believe,” “may,” “could,” “will,” “intend,” “expect,” “anticipate,” “plan,” and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company’s actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See the Company’s Form 10-K for the fiscal year ended April 30, 2010 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology’s future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in the Company’s expectations, except as required by law.

CHAMPIONS Oncology, Inc.
855 N. Wolfe Street, Suite 619
Baltimore, Maryland 21205 USA.
Tel. 410-369-0365

WEB SITE: www.championsoncology.com